United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2012

CHINA GREEN AGRICULTURE, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34260	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
People’s Republic of China 710065
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01.	Other Events.

On February 1, 2012, the First Judicial District Court of the State of Nevada in and for Carson City (the “Court”) preliminarily approved the proposed settlement of the following shareholder derivative actions brought on behalf of China Green Agriculture, Inc. (the “Company”): (i) In re China Green Agriculture, Inc. Derivative Shareholder Litigation, Lead Case No. 10 OC 00563 1B, which consolidated three derivative actions pending before the Court; and (ii) Rier v. Li, Case No. 1:11-CV-00039, pending in the U.S. District Court for the District of Nevada. The proposed settlement is subject to final court approval. The Court has set a settlement hearing on March 30, 2012 at 1:30 p.m., before the Honorable James T. Russell to consider whether to grant final approval of the proposed settlement. A copy of the Notice of Pendency and Proposed Settlement of Shareholder Derivative Actions is attached to this report as exhibit 99.1. Such notice contains important information regarding the rights of shareholders with respect to the proposed settlement.

The proposed settlement covers all of the four pending derivative actions brought on behalf of the Company. It does not involve the pending class action lawsuit filed against the Company and certain of its current and former officers in the United States District Court for the District of Nevada on October 15, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

99.1	Notice of Pendency and Proposed Settlement of Shareholder Derivative Actions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2012

CHINA GREEN AGRICULTURE, INC.

By:	/s/ Tao Li
Tao Li
President and Chief Executive Officer